SNAPWIRE MEDIA, INC.

3905 State Street, Suite 7-510

Santa Barbara, CA 93105, USA

Telephone: +1 (805) 845-7572

www.snapwi.re

FORM C-AR: Annual Report

TABLE OF CONTENTS

BUSINESS AND ANTICIPATED BUSINESS PLAN	1
RISK FACTORS	7
FINANCIAL CONDITION	21
BACKGROUND OF DIRECTORS AND OFFICERS	26
RELATED PARTY TRANSACTION	27
OWNERSHIP AND CAPITAL STRUCTURE	29
EXEMPT OFFERINGS	32
MATERIAL TERMS OF ANY INDEBTEDNESS	33
INDEPENDENT ACCOUNTANT’S REVIEW
FINANCIAL STATEMENTS

FORWARD-LOOKING STATEMENTS

This annual report contains forward-looking statements, which include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal,” or similar expressions. The statements are based on assumptions that we have made, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. We believe these judgments are reasonable. However, you should understand that these statements are not guarantees of performance or results. Our actual results could differ materially from those expressed in the forward-looking statements.

There are a number of risks, uncertainties, and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this annual report. Such risks, uncertainties, and other important factors include, among others, the risks, uncertainties, and factors set forth below under “Risk Factors” and “Financial Condition.”

We urge you to read this annual report, including the uncertainties and factors discussed under “Risk Factors,” completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this annual report are qualified by these cautionary statements. The forward looking statements contained in this annual report speak only as of the date of this annual report. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

What happens after my investment in Snapwire?

We are required to file an annual report with the SEC not later than 120 days after the end of our fiscal year and post it on our website. This annual report includes information similar to our initial Form C filing, although we are not required to file audited or reviewed financial statements. In certain circumstances we may terminate our ongoing reporting requirement if:

1.	We become a fully reporting registrant with the SEC.

2.	We have filed at least one annual report, and we have not more than 300 shareholders of record.

3.	We have filed at least three annual reports, and we have not more than $10 million in assets.

4.	We or another party repurchases or purchases all the securities sold in this offering.

5.	We cease to do business.

Can I sell my securities after buying them?

Securities purchased through a Regulation Crowdfunding offering are not freely transferable for one year after the date of purchase, except in the case where they are transferred:

1.	To Snapwire

2.	To an “accredited investor”

3.	As part of an offering registered with the SEC (e.g., IPO)

4.	To your child, stepchild, grandchild, parent, stepparent, grandparent, spouse or cohabitant occupying a relationship generally equivalent to that of a spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, including adoptive relationships; to a trust controlled by the purchaser; to a trust created for the benefit of a member of the family of the purchaser, or in connection with the death or divorce of the purchaser.

After the one year holding period has expired, you should not plan on being able to readily transfer and/or sell your security. Currently, there is no market or liquidity for our common stock and the company does not have any plans to list these securities on an exchange or other secondary market. At some point the company may choose to do so, but until then you should plan to hold your investment for a significant period of time before a “liquidation event” occurs. Typically, a “liquidation event” is when the company either lists its securities on an exchange, is acquired, or goes bankrupt.

BUSINESS AND ANTICIPATED BUSINESS PLAN

Business Overview

Snapwire is an online marketplace that connects a new generation of photographer with brands that need a high volume of imagery to help draw viewers to their websites. We believe there is an untapped resource of mostly young, smartphone photographers who are shooting pictures today that could turn viral tomorrow as online audiences discover them and spread the word on social media. Snapwire serves as the connection between companies in the market for original photos and the photographers – both novices and those more seasoned – who create the images. Both groups could benefit. Photographers who are posting their creations on sites like Instagram could also post on Snapwire and potentially earn money for their photos; companies’ websites could be home to a photo that evolves into an Internet sensation.

Snapwire operates in the collaborative economy where the people comprising our supply line are incentivized to deliver superior product and service to those who seek their abilities to perform. Photo buyers can post a photo assignment on our website and in a matter of minutes, begin sorting through submitted images to find the photo that best matches their creative aesthetic needs. Likewise, photographers are alerted to each new assignment through an app on their smartphones and can respond instantaneously, shooting photos, quickly uploading them, and earning money if their photo is purchased. High quality cameras built into smartphones continue to evolve. They have changed the face of photography, creating a new generation of mobile photographers who shoot authentic, in-the-moment pictures that are highly desired in the social media realm. Additionally, the traditional DSLR cameras are continually improving and becoming more affordable, providing opportunity to aspiring professional photographers. Brands and businesses are becoming increasingly dependent on photos produced on these devices to help them tell their story to a worldwide audience around the world. Snapwire is capitalizing on this photographic transformation to fulfill the near insatiable demand for images by online social marketers and others.

Mobile Photography

Ever-advancing smartphone camera technology and the evolution of higher quality DSLR cameras are encouraging growing numbers of people to develop a love for photography. In addition, editing software makes it possible to produce commercial-quality pictures inexpensively and while on the move. At Snapwire, we capitalize on the expanding universe of photographers to build our already sizable portfolio of digital images. Our vision is to enable anyone with a creative passion for photography to earn money doing what he or she loves, while at the same time making it easier and more affordable for photo buyers to procure unique, custom photos that elevate their creative projects.

Our business is a modern-day evolution of the traditional stock-photo suppliers. Buying stock photos was an experience completely disconnected from the creator of an image. Users of those photos were forced to search through massive archives of irrelevant, outdated, pre-shot pictures. Searching for the right photo was an inefficient use of time and often failed to yield the desired result. This can be an extremely expensive process, especially when hundreds of photos are needed over the course of a year. At Snapwire, we’ve put the photographer back into the picture, creating an environment where buyers can directly communicate with the photographers and vice versa. The result is more authentic photographs designed to be a custom fit for the buyer’s needs. Licensing is simple and affordable because all photos are royalty free.

1

Snapwire caters to two groups of people: the photographers who create images and the users who pay to license them. We offer something for everyone who uses our platform, from the weekend mobile phone photographer to the professional. From the individual with his or her own blog to major corporate brands.

Here’s how it works

Photo Buyers

Brands, businesses, and individuals from around the globe come to us when they need beautiful photos to enhance their own advertising and promotional projects, websites, social media, blogs, videos and presentations in any medium. The growing importance of communicating with the public via the Internet has created an overwhelming demand for images, which in today’s fast-paced world are approaching or even surpassing the written word as the primary mode of expression. More than 100 million photos are licensed annually, with hundreds of thousands of online publishers needing 20-plus photos a month. With the ever growing online publishing industry, companies like Squarespace afford anyone the ability to have an online commercial presence. This includes Fortune 500 companies, creative agencies, emerging brands, freelance designers, individual online publishers and millions of users of social media.

Since launching Snapwire in 2014, we have hosted more than 7,678 photo assignments, and our photo buyer base has grown to more than 17,000. During the 12-month period ending in December 2015, buyers paid for and downloaded more than 7,000 photos.

We give buyers several purchasing options:

1)	They can post their own creative briefs on our website requesting specific photos (each called a request). The buyers tell photographers what they’re looking for, set a price, various image requirements, and turnaround time. Then they can review images in real time as they are submitted. They nominate photos to indicate what they like – further communicating their needs to photographers, and begin to build working relationships with their favorite photographers. Finally, they download and purchase the photos that best match their creative vision.

2)	Alternatively, they can peruse our searchable image database we call the Marketplace, which is a growing collection of the best photos that were submitted in response to all buyers’ previous photo requests. The Marketplace stores more than 1.5 million royalty-free, easy-to-search images available for licensing.

2

Our buyers always know the skill level of the photographers they see on Snapwire because of our points-based leveling system. Buyers have the option of offering their photo assignments to only the higher ranking, more proven photographers, or giving all levels of photographers with a range of abilities the chance to compete.

All photos licensed through Snapwire are royalty free, which means buyers can use a photo an unlimited number of times in as many different projects as desired for an indefinite length of time.

The Photographers

We provide photographers with a community in which to work and grow as artists. Photographers can follow peers who inspire them, learn what photos sell, and respond to photo buyers’ questions. On average, 15,000 people sign up for Snapwire every month. The community has grown to more than 300,000 photographers in 180 countries who capture insights, concepts, products, or locations on time and on budget. Our photographers are qualified through our platform and work their way up the ranks to professional-level photography jobs.

We provide a point of connection between photographers and potential buyers, making it easy to find each other. All paperwork, indemnification and licensing is handled by Snapwire. As a result, photographers can concentrate on their art and leave the business side of things to us.

Photographers respond to buyer requests for specific images through Snapwire’s mobile app or on our website. We built Snapwire's five-star rated mobile apps for the photographers in the field to help them stay informed of new buyer requests, allowing them to upload photos on the go and stay connected to the valuable photographer community.

The more success a photographer has, the higher the level he or she achieves, providing a better opportunity to earn more money, post more photographs on our platform, and work directly with higher end buyers. Everyone wins on Snapwire. Even if a photographer’s photos aren’t purchased in response to a posted photo request, they may be selected to move into our Marketplace stock photo library, making them available for anyone to purchase.

Using unique algorithms, submitted photos are automatically curated, leveraging Snapwire’s proprietary leveling and points system. Exceptional photos are handpicked by curators to appear in our premium photo library, which lists them at a higher price point. This is to ensure that the best photos always appear first in response to buyer requests and in our Marketplace.

Snapwire provides photographers with a virtual venue in which to connect with other photographers to share best practices and tips for success. We also provide tools to help photographers improve their images, including Adobe editing software and the newly introduced Snapwire FX Adobe Lightroom Presets packs. These packs integrate directly within Adobe’s Lightroom Product, allowing photographers to get professional photos with one click. All of what Snapwire provides to its photographer community is geared to maximize our users’ earning potential and goals achievement.

3

About Our Payment to Photographers

Other than the limited license grant, photographers retain ownership of, and are solely responsible for, the content they post on our website. Photographers also decide when and how their photos become available for sale. For example, a photographer may choose not to offer his or her images for sale as part of a subscription package.

Snapwire’s photographer pay schedules are among the most generous in the industry. Photographers keep 70 percent of the licensing fee when buyers pay for photos chosen from submissions to their creative requests. Photographers keep 50 percent of fees paid for photos purchased from the Marketplace or their individual profile pages. The same photo can be sold to unlimited numbers of buyers simultaneously. The various ways a photo may sell on Snapwire provides photographers an opportunity to receive multiple earning streams for the same photo.

Marketing to Reach Buyers and Photographers

We have acquired our customer and photographer bases by using a three-tiered strategy that we have tested and that has proven successful. We plan to continue to use and build upon this marketing strategy in the future. The tiers work in tandem to attract a dynamic set of buyers that not only includes smaller, everyday photo buyers, but also bigger brands that are looking for photos for longer term projects. Photographers from throughout the world and of all skill levels become aware of us and begin to post their work on our platform. The three tiers we utilize include paid channel, direct sales, and strategic partnerships. Paid channel sales involve strategies to acquire new users through social media advertising platforms (such as Facebook Ads), direct online sales and lead generation via pay-per-click and re-targeting strategies. Direct sales involve contacting potential customers and photographers one-on-one and educating them about our website. Partnerships are formed with other related businesses that reach our target audiences.

User adoption of our website and our services varies slightly for those who supply the photos and those who create the demand for them.

For Photographers:

The goal of most photographers is to sell as much of their work as possible. As a result, many adopt a strategy of uploading their photos to multiple platforms to get as much exposure as possible. Some platforms offer financial incentives for photo exclusivity. But for the most part, the average photographer will earn less than 20 percent of the licensing fee a platform charges a photo buyer. Snapwire pays its photographers as much as 70 percent of licensing fees. We also attract photographers by offering innovative mobile applications not available on other platforms. Snapwire strategically created an iOS mobile app and an Android mobile app that appeal to a wide audience of photographers and when they use them to sign up for our service, it saves us advertising dollars. Therefore, growing the photographer community has been scalable with the funds we have raised to date.

4

For Buyers:

Photo buyer user adoption in the commercial photography industry is accomplished through a multitude of channels. Offering high quality and aesthetically pleasing photographs is the primary draw, but having a large volume of photos to search also is part of a winning formula for attracting and retaining photo consumers and turning them into paying customers. Once an archive achieves a critical mass of quality photos, buyers are willing to consume from a variety of purchasing models. There will always be some buyers who have only an occasional need for photos and will purchase them one at a time. But most leading platforms, including Snapwire, offer customers that have ongoing photo needs the option of a monthly subscription service, giving them more purchasing power when they need to download large numbers of photos. In addition, Snapwire offers the added feature of pre-screening and rating the photographers using our website, which can be a timesaver for buyers. With the use of points and levels, we have engineered an algorithm that helps us discover highly talented artists who are then clearly identified to buyers who want to filter out images shot by less experienced photographers.

About Our Photo Purchasing Options

Snapwire charges its buyers a licensing fee for the right to use a photo royalty free. For the one-time payment, they may use the photo over and over again for a variety of purposes, including for advertising and promotional projects, websites, presentations, editorial publications, videos, commercials, catalogs and broadcasting.

Buyers can purchase photos submitted in response to their creative requests, or from our Marketplace library. They set a price they are willing to pay per photo (a $25 minimum) when launching a request. Fees for individual photos posted in the Marketplace or for sale on a photographer’s profile page range from $5 to $500 depending on the size of the image and level of the photographer.

Subscription plans also are available. Prices range from $99 to $499 per month depending on the number of photos desired, resolution quality and the number of the buyer’s employees who need access to them. Additionally, buyers may purchase exclusivity options when purchasing the rights to use a photo. Custom-designed subscription packages also are available to accommodate everyone’s needs.

Snapwire offers $10,000 in indemnification protection to each buyer to cover the costs of any actual or threatened third-party lawsuit, claim, or legal proceeding for direct damages together with expenses (including reasonable outside attorneys’ fees) stemming from their use of a Snapwire photograph.

About the Royalty-Free Stock Photo Business and its Growth Potential

The global commercial photography market is estimated at $10 billion, including the $4.2 billion commercial photography licensing business, which is estimated to grow to $5 billion by 2018. Licensing in this sector is sold on a royalty-free basis in the majority of cases. This means for a one-time payment, a photo buyer (often referred to as an end user) chooses the photo size he or she requires and uses the licensed photo over and over again for permitted uses defined in the licensing agreement. Typically royalty-free licenses provide one to 10 seats per end user. A seat license is defined by the number of individuals having the right to access and use the photo at any given time. Most agreements allow the licensed image to be kept on a storage device.

5

The outlook for the industry is optimistic, as the industry has consolidated over the past several decades with the removal of fragmented players driving buyers to a smaller number of leading platforms. Today’s market leaders are Shutterstock, Getty Images and Adobe Stock Photo, which together generate half of the revenue of the global market. Several mid-market platforms account for the balance. All platforms primarily operate under the same offering concept in which photos are archived and keyworded with metadata, allowing buyers to search for and discover the ones meeting their needs. Oftentimes there are overlapping photos offered on all platforms. However, a new generation of hybrid business models started to emerge in 2012, offering additional services and unique content. Crowd-sourced content aggregators and assignment-based models had yet to materialize until Snapwire’s launch in July 2014.

Our Business Plan

We will use the proceeds of this offering to improve the user adoption of the platform in several ways. With product improvements, we plan to enhance the quality of our supply line through rated performance and by penetrating local markets with our new and unique localized request flow. We expect this new feature to attract consumer image buyers who need freelance photographers where they live and work to shoot events like weddings or to take professional head-shot photos.

We also have plans for increasing the volume of photos available on our platform, which directly correlates to the number of photos sold. The larger the choice of photos, the larger the number of purchases. We plan to roll out new product features that will result in a more robust overall user experience for both buyers and photographers. We will soon offer batch photo uploading, which will encourage photographers to submit more images. Batch uploading will allow photographers to upload multiple photos at once, streamlining the process for responding to a photo request or challenge, thereby increasing the number of photos available for purchase. For photo buyers, we have plans to enhance keyword automation, making it easier to search for and find the perfect photo.

In addition, international adoption will continue to be a priority. We plan to leverage existing partners in Western Europe to expand the demand side of the business in those markets. Additionally, Eastern Asia has shown an appetite for the authentic, quality photography that Snapwire provides. We plan to market to these areas extensively upon successful funding.

We recently created a vehicle for allowing brands/businesses to leverage a particular photographer’s social-media following in addition to licensing his/her photo. We plan to fully develop this feature and integrate it into every aspect of the platform. With the rise of social media we’ve seen firsthand how powerful leveraging these unique photographer audiences can be.

We plan to fully integrate Snapwire FX into the app used by photographers, allowing them to purchase both our original Adobe Lightroom Presets packs as well as unique mobile packs for when they are on the go. We are also looking at creating a new subscription model specifically for photographers that would give them access to premium features not currently offered on our competitors’ platforms.

We plan on instituting an aggressive buyer growth program aimed at acquiring the qualified image buyers. We will implement our three-tiered growth strategy (see BUSINESS AND ANTICIPATED BUSINESS PLAN - Marketing to Reach Buyers and Photographers), and will dedicate additional new team hires to execute proven lead generation and customer retention strategies. Much of our success will be determined by our ability to raise funds to hire regional sales team members in the New York metropolitan area where many image buyers from Fortune 500 companies are based.

We presently have three employees.

6

RISK FACTORS

The risks described below are not the only ones we face. The occurrence of any of the following risks or future or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows.

Risks Relating to Our Business

Snapwire is a development-stage company with limited operating history, minimal operating capital, no significant assets and no revenue from operations. If we cannot raise enough investment capital in the future, we may not survive.

We have minimal operating capital, and for the foreseeable future we will be dependent upon our ability to finance our operations from the sale of additional equity or other financing alternatives. We have a history of accumulated deficits that may continue into the foreseeable future. Startups often depend on raising several rounds of additional capital until they’re profitable. There can be no assurance that we will be able to successfully raise operating capital. The failure to successfully raise operating capital could result in our bankruptcy or other event which would have a material adverse effect on us and our stockholders. We have no significant assets or financial resources, so the failure to raise sufficient operating capital could put your investment dollars at significant risk.

Between September 21st, 2016 and December 9, 2016, we conducted an equity crowdfunding offering on StartEngine.com where we successfully raised $176,794.

7

Competition in our industry is intense, and we may not be able to compete successfully.

The mobilestock/microstock image industry is highly competitive. Our competitors have greater financial and other resources than we do. Increased competition has caused the mobilestock/microstock industry to change, as our competitors seek to lower costs, further increasing pressure on the industry’s profit margins. Heightened competition, significant pricing initiatives or discount programs established by competitors or new entrants could create additional competitive pressures that reduce margins and adversely affect our business, financial condition and results of operations. See, Risks related to the mobilestock/microstock industry.

We must continue to attract and retain both photography creators and photography buyers in order for our business to be successful.

Our business is equally dependent upon two groups of people: those who take photographs and want to make them available for licensing and those who need photographs for various uses and are willing to pay for a use license. Our business cannot be successful – cannot operate – if we have one group but not the other. In addition, the numbers of creators and users each must continue to grow or our business could suffer. If the number of photo users does not grow, we may not be able to attract large numbers of photographers and encourage them to use and continue to use our website to post their work. If the number of photographers – and the photos they produce – does not grow, we may not be able to attract and retain large numbers of photography users who demand a steady supply of fresh, new material from which to choose.

Our business also depends on constantly improving photography quality. If we are unable to attract higher skilled and talented photographers to our website, we may not be able to attract the larger, higher paying photo customers, such as large corporations and advertising agencies. Conversely, if we aren’t attracting more prestigious photo users, we may not be able to attract top-rated photographers.

Our goal of generating a greater percentage of our revenue from large companies could require more resources to provide the services required, which could increase our operating costs and hurt our business.

Part of our growth strategy is to focus on attracting more of the larger companies that have digital image needs. Historically most of our revenue has come from medium- and small-sized companies. By working with larger companies, we may face increased service requirements, greater indemnification requirements, more intense pricing pressure, and the need for additional working capital to accommodate the larger receivables and collections issues that are likely to occur as a result of being paid on credit terms. If we are unable to adequately address those demands, it may affect our ability to work with greater numbers of large companies, which may adversely affect our results of operations and future growth.

8

We may not be able to increase the awareness of our brand in the marketplace as quickly or as effectively as is necessary to insure revenue growth.

To increase revenues we must expand our photographer and photo-user pools. To accomplish this, we must increase our visibility in the marketplace. Potential customers and image creators must be aware we exist and be able to find us. We need to demonstrate how our website can be useful to them. That could require us to devote more resources to marketing efforts, including advertising and other expenses, to build public awareness of our brand.

Even with an enhanced marketing effort, there is no guarantee that we will be able to increase the number of new visitors to our website and in turn, convert them into contributing photographers or paying customers. Any number of conditions could affect the success of our marketing efforts, including a poorly executed campaign, the failure to expand our photo library to keep customers coming back for more, or an inability to keep up with new technologies, which could have a negative impact on user experience with our website and adversely affect our results of operations and future growth.

Our photographers are free to post the images they create on multiple microstock platforms, including our competitors’ websites.

Conforming to the industry standard, we do not limit where our photographers can post their images online. The exception is if the photographer agrees to an exclusivity deal with Snapwire. Otherwise, a particular photo can be available for licensing in numerous Internet marketplaces in addition to ours, which means we could lose potential revenue if customers choose to buy that photo through another website. In addition, having a photographer’s work available on other websites could hurt our branding efforts to distinguish ourselves from our competition and could cause confusion for customers, which could hurt our financial condition.

Expanding beyond our current business model could result in additional risks.

We intend to add new services on our website, such as offering video or listing local photographers who will accept in-person photo assignments. These or other new services could result in new costs of doing business. There could be new expenses associated with tackling new and different competition, meeting new infrastructure requirements and solving new legal and regulatory challenges. We can’t guarantee revenues earned from providing new services will cover potential expenses.

If we engage in mergers or acquisitions, or if we invest in new businesses, we will be subject to additional risks.

We may acquire new businesses, invest in or enter into joint ventures with other businesses, develop new businesses internally or close or consolidate businesses. Failure to execute on any of these in a satisfactory manner could adversely affect our future results of operations and financial condition. Performance of any of these efforts may divert attention of management from operating our existing business and we may not effectively evaluate target companies, investments or investment partners or assess the risks, benefits and cost of buying, investing in or closing businesses or of the integration of acquired businesses. These activities may not meet our performance and other expectations and may expose us to unexpected or greater-than-expected costs, liabilities and risks.

9

The threat of unauthorized use of our photography is ever-present and is a source of lost revenue.

Although intellectual property laws are designed to protect our images, they can’t always be effectively enforced, especially in certain countries outside of the United States. Therefore there is always the threat of people using our photos without authorization and without paying a licensing fee. We cannot guarantee this won’t happen and if it does, it equates to money lost. We cannot guarantee that we will be able to prevent the unauthorized use of our digital imagery or that we will be successful in stopping such use once it is detected.

In addition, there is the chance that photographers posting on our website and our customers may attempt to bypass our services and work with each other directly, outside of Snapwire’s platform. Such behavior would be in violation of our terms of use agreement and would result in lost revenues.

We may be subject to infringement claims by third parties asserting rights to photographs on our website.

Photographers must affirm that they hold the rights or releases to the photographs they submit for licensing on our website. Even though we have a review process, we cannot guarantee that all photos in our library are properly released. As a result, we may be subject to infringement claims or other legal action by third parties. Because of this possibility, we indemnify all photo buyers for up to $10,000 in legal costs and damages they incur from using an image they license from us. We also offer special contracts and agreements for some customers with larger indemnification amounts. If we are unable to maintain sufficient insurance coverage for financial reasons to protect us from losses, our business could be affected. Any claim against us whether meritorious or not could hurt us financially, harm our reputation and affect the success of our business.

Any third-party claims of infringement or other intellectual property rights violations could be costly and could substantially hurt our business.

Third parties may in the future assert that we have infringed, misappropriated or otherwise violated their intellectual property rights, and as we face increasing competition, the possibility of intellectual property rights claims against us grows. Existing laws and regulations are evolving and subject to different interpretations, and new laws or regulations may be enacted. It is possible that we are or will be infringing on or violating third-party intellectual property rights or rights related to technology use.

10

It may be necessary to devote significant personnel time and financial resources to defending against infringement or misappropriation claims. If judgment is against us, we may be required to pay damages and attorneys’ fees; we may be ordered to cease making, licensing or using content that we infringed or misappropriated; we may be forced to expend additional development resources to redesign our technology; we may have to enter into potentially unfavorable royalty or license agreements in order to use necessary technologies, content, or materials; and we may need to indemnify our partners and other third parties. Royalty or licensing agreements may be unavailable on terms acceptable to us, or not available at all.

If we fail to protect our intellectual property, our business could be harmed.

We make a significant effort to protect our intellectual property rights including our trade secrets, trademarks, copyright and those rights pertaining to our online marketplace and search algorithms. Even with our efforts to protect our rights, there is a possibility that parties lacking authorization will attempt to copy our intellectual property and use our trade secrets. If that should happen, our business could be harmed. In addition, we may be forced into litigation, which often is expensive and time-consuming, to protect our trade-secret rights. The outcome of such litigation could have a negative impact on our competitive position. We also may need to protect our intellectual property rights in proceedings before governmental administrative bodies both in the U.S. and abroad. Keeping watch over those rights may become more difficult and costly as we expand into new countries, especially those lacking strong laws protecting intellectual property. Our efforts to protect our property rights could be a drain on our resources and affect our business bottom line. We also may fail to obtain or maintain trade secret protection, and as a result, our competitors could acquire our trade secrets or independently develop unpatented technology similar to ours or competing technologies, which could adversely affect our competitive business position.

We hold trademarks for our brand names and own our Internet domain name. Any unauthorized use of those names or challenges to our rights to them could affect our business.

We have registered the name “Snapwire” as a trademark in the United States. Even so, our competitors could choose to use our names or purchase rights to names similar to ours as Internet search terms, which could cause confusion for the public and interfere with our efforts to build our brand. There also is the possibility that owners of other trademarks with elements similar to our name could make infringement claims against us, which could harm our reputation and affect our business.

We own the www.snapwi.re Internet domain name and various other related domain names. However, domain regulatory bodies could change their policies and rules in ways that will have an impact on the effectiveness of our brand-identifying domain name in the United States or in other countries where we conduct business now or in the future and that could affect the success of our business.

11

If we do not successfully integrate past or potential future acquisitions, our business could be adversely affected.

We may pursue acquisitions in the future to enhance our business offerings. The benefits resulting from an acquisition could take a significant amount of time to – or may never – emerge. Future acquisitions or investments could result in dilutive issuances of equity securities, use of large amounts of cash or incurrence of debt, contingent liabilities or amortization expenses. Any of these could adversely affect our financial condition.

In addition, integration of a new company's operations, assets and personnel with ours could consume a considerable amount of management’s time. There are other potential risks associated with acquisitions, including outstanding, unforeseen or hidden liabilities, information security weaknesses, inability to generate revenue to offset the cost of acquiring a company, and the potential for losing or harming relationships with our customers, suppliers and employees.

We may need to raise additional capital in the future with no guarantee we will be able to do so on acceptable terms or at all.

We expect to continue to invest in our business to help it grow and we may require additional funds for such things as infrastructure and technology improvements, developing new website features, adding to our personnel or acquiring a company. We may need to seek equity or debt financings. If either or both were to happen, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any future debt financing could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters. That could make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our business growth could suffer and our ability to respond to business challenges could be harmed.

The processes we use to collect customer payments carry potential risks that could affect our operating costs and harm our financial condition.

We pay fees for certain payment methods, including credit and debit cards, which could increase in the future and affect our operating costs. In addition, as new payment methods become available, new regulations and the potential for fraud may have a negative impact on our operations. If rules and certification requirements related to electronic funds transfers should change to the point where we could no longer comply with them or it would be difficult to do so, we could face fines or higher transaction fees or lose the option of accepting credit or debit card payments.

12

A number of laws and regulations relating to money laundering, international money transfers, privacy and information security and electronic fund transfers apply to us. If we were found to be in violation of applicable laws or regulations, we could be subject to civil and criminal penalties or be closed down altogether.

The non-payment of amounts due to us from certain of our larger customers may negatively impact our financial condition.

Our revenue generated through direct sales to large organizations has grown and historically represented less than 15% of our total revenue. In 2017, we anticipate generating revenue from at least one customer that may represent greater than 20% of our total revenue. Some of our major customers purchase our products on credit and therefore we assume a credit risk for non-payment in the ordinary course of business. Although we evaluate the credit-worthiness of new customers and perform ongoing financial condition evaluations of our existing customers, there can be no assurance that our allowances for uncollected accounts receivable balances will be sufficient. As our direct sales continue to grow, we expect to increase our allowance for doubtful accounts primarily as the result of increased sales to customers who pay on credit.

The risk of earthquakes, fires and other natural disasters plus human-caused disruption such as crime or terrorism could have a negative impact on our business.

Interruption of our operations caused by a natural disaster such as an earthquake or human impact such as a break-in, terrorist attack, human error or computer failure could negatively and materially affect our financial condition. This is especially true if our insurance coverage is insufficient to cover our losses. Our servers also may be vulnerable to computer viruses and hackers, which could cause business interruptions or delays or loss of proprietary information, including private customer data, which could negatively affect our business. Because we are a web-based business, fully functioning and dependable technological operations are essential. If they were to fail even temporarily, we could face high maintenance costs as well as run the risk of losing our customers and our contributing photographers, which would be harmful to our business.

If we experience significant growth and we fail to effectively manage it, our business and operating results may suffer.

If we experience significant growth, we will experience demands on our management and our operational and financial infrastructure that will require us to commit substantial financial, operational and technical resources to management. Continued growth could also strain our ability to maintain reliable operation of our online marketplaces for our customers and contributors, develop and improve our operational, financial and management controls, enhance our reporting systems and procedures and recruit, train and retain highly skilled personnel. If our operations grow, we will need to improve and upgrade our systems and infrastructure, which will require significant expenditures and allocation of valuable management resources. If we fail to allocate limited resources effectively in our organization as it grows, our business, operating results and financial condition will suffer.

13

Risks related to the mobilestock/microstock industry

Because the mobilestock industry is relatively new and constantly changing, it is difficult to project our performance and whether we will be successful.

Our operational history is limited and our business plan is based on assumptions about the digital photography market that may or may not prove to be accurate. The demand for in-the-moment photos shot on cell-phone cameras may not be as healthy as we think and may not have the growth potential we are forecasting. In addition, we may not be able to meet the needs of the evolving marketplace. For example, we may not be able to retain our existing customers and attract new ones, provide the type of photography they demand, compete with other mobile stock providers or keep pace with technological advances required to accommodate and satisfy a growing customer and photographer base located in the United States and abroad. Because of our relatively brief history, we cannot guarantee we will overcome all hurdles in our path and you should not look at our past growth achievements as indicators of future success.

The mobilestock (microstock) industry is extremely competitive and that could hamper our ability to succeed.

The mobilestock or microstock industry encompasses companies that source their photos almost exclusively through the Internet. They accept images that are shot by amateurs as well as professional photographers and they license them for relatively low prices and royalty free. The industry is getting more and more crowded as cell-phone camera technological advances make it easier for greater numbers of people to take quality photographs. The result could be lower prices paid for photos, thinner profit margins and a reduction of our share of the market. Our competition includes everything from other online image marketplaces such as Shutterstock, Twenty20 and Fotolia, to stock photo agencies like Getty Images, to photo-sharing websites like Instagram to traditional commissioned photographers and photo agencies. Many of our competitors are larger and better capitalized than we are.

Our competitive edge could be affected by the competition’s pricing strategies, the amount of resources they devote to marketing efforts, the public’s awareness of their brands and their quicker response to advances in technology. In addition, we may not be able to compete with the fees paid to contributing photographers or the ease-of-use of competing online platforms. If photographers stop uploading content to our website or remove past content, our business will suffer. If the competition develops new products or technologies, our offerings could be seen as less desirable to the buyers of digital images, which could adversely affect our financial condition.

14

The number of competitors could grow as technology makes it easier to enter the microstock space.

The barriers are relatively low for creating a microstock website and that, along with the potentially huge market for digital images thanks to social media, could add to the competition we face. New competitors could have the ability to raise large amounts of money, and through ambitious marketing could surpass our brand awareness. They could siphon off both our paying customers and our contributing photographers, which could hurt our business.

International nature of our business

Plans to expand our international operations could affect our financial condition.

Expanding our international presence is an important aspect of our plans for growth. With those efforts come potential costs and risks that could affect our business success. We do not have experience operating abroad and working with different languages, cultures, government regulations and legal systems. We may need to devote substantial time and resources to opening branch offices in foreign countries, learning to satisfy the preferences and needs of foreign markets, understanding and complying with local laws and regulations applicable to our business, protecting our intellectual property rights beyond the reach of U.S. protections, and navigating foreign tax laws that could be financially detrimental. We may not be able to meet our goals for international expansion.

Much of our business depends on our customers’ advertising and marketing budgets, which fluctuate with the state of the world economy.

Demand for digital images tends to ebb and flow with the size of corporate marketing budgets. The healthier the budgets for marketing and advertising campaigns, the greater the need for large numbers of photos, which helps our business to thrive. In this way, our financial condition is tied in with the world economy. When the economy is weak, companies may cut their advertising expenditures and their need for photos. During hard economic times, we may be unable to retain our existing customers or attract enough new ones, which could cause our business to suffer.

Changes in currency exchange rates could have an adverse impact on our business.

Our business results are expressed in U.S. dollars, including revenues and expenditures originating in other countries where local currency is used. The currency exchange rate – the status of the U.S. dollar as compared to the rest of the world’s currency – could dictate whether our revenues meet expectations. A strong U.S. dollar, for example, could result in decreased revenues after conversion of foreign money. Similarly, we pay our contributing photographers based abroad in U.S. dollars. When the dollar is strong, that expenditure is higher. As exchange rates vary, our sales and other operating results may differ materially from what was projected. Our revenue from international sources is immaterial at this time.

15

Risks related to technology

We must insure that our website always provides for a positive user experience in order to encourage customer loyalty.

If we are unable to meet both our photographers’ and photo users’ expectations for using our website, our business could suffer. Photo buyers must be able to search for and find the image they are looking for quickly and efficiently. Purchasing that photo and downloading it at the desired resolution must be a simple process. Photo creators must be able to quickly and easily upload their pictures, including from mobile electronic devices. If we are unable to keep our search algorithms, our mobile applications, and our upload and download technology up-to-date and as effective or better than our competitors’ systems, we may not be able to retain our existing customers and photographers or attract new ones.

We must routinely upgrade our technology to stay current and competitive in order to continue to grow.

To stay competitive, we must insure our technology infrastructure is up to date so that it functions without disruption and our website continues to have the features the market demands. For financial and other reasons, we may not be able to keep up with the pace of improvement enjoyed by our competitors and as a result, we may lose business. We currently do not have specific plans for any infrastructure upgrades that would require significant capital investment. In the future we will need to improve and upgrade our technology, database systems and network infrastructure in order to allow our business to grow in both size and scope.

If access to our website or the functioning of our online services is interrupted due to technological issues, our reputation and results of our business operations could be negatively affected.

Our customers and the photographers who use our website expect it to be operational 24 hours a day, 365 days a year. Anything less could cause them to think negatively about us and could discourage them from doing business with us, which could hurt our financial condition. A technological breakdown that leaves our website inaccessible even for a brief period could result in negative publicity and damage to our reputation that could take a long time to repair. A loss of website function could happen anyway due to any number of factors, including online viruses, security breaches, network or power failures or a high volume of visitor traffic. In addition, our operations could be negatively affected by a service failure on the part of third-party companies we hire and depend on for maintenance of our data centers, hosting of our applications and keeping us connected to the Internet, among other services. If these companies become undependable or unavailable, our business could be adversely affected. Depending on the cause of the service interruption, we may not be able to correct it quickly or at all.

16

We could be subject to hackers and other cyber-criminals despite our security measures, putting our customers’ private information at risk and exposing us to possible litigation and loss of reputation.

The security measures we take to protect confidential information we collect from our customers – especially credit card information – may not be able to prevent all cybercrime attacks. If our systems are invaded by hackers, viruses, malware or other attackers, confidential information could be misappropriated and our operations could be interrupted and violated. Our computer systems and data could be compromised without our being aware of it. The result could be expenditure of significant amounts of money to add protection against security breaches or to repair the damage done. We also could harm relationships we have with payment networks, which might ban us from processing our customer transactions. In addition, if third-party services we use to conduct our business, like email, were interrupted or if they threatened confidential data, we could face expensive litigation. The result of serious security breaches could be the loss of business and loss of our reputation, which could affect our financial condition. We also could be found in violation of state, federal and international law, exposing us to fines, lawsuits, criminal penalties and other costs.

The technologies we depend on to secure the transmission of confidential information are licensed from third parties and could malfunction or could be breached. In addition, the vendors providing our co-location and cloud services may not have the capability to sufficiently prevent security breaches and other issues that could affect the integrity of information that is stored in and passed through their systems.

We are liable if fraudulent credit card transactions occur because we don’t collect a cardholder’s signature. However our insurance policy protects us from significant loss due to credit card fraud. We so far have not suffered major losses from credit card fraud but the risk is ever present.

Because we have developed some of our technology using “open source” software, restrictions may apply as to how we use or distribute our services or we may be required to publicly release portions of our source code.

Open source software sometimes is subject to third-party licenses that could restrict our software and services. These licenses generally require the source code that is covered to be made available to the public, including any modifications that have been made. If portions of our proprietary technology is deemed covered by an open-source license, we could be ordered to release them to the public or re-engineer those portions, or we might be limited in the licensing of our technologies. If any of these events were to occur, the value of our services and technologies could decline or the need for them eliminated, which would adversely affect our ability to stay in business or to grow.

17

Our business hinges on a strong and dependable Internet. If the Internet infrastructure should decline in its capabilities, making it less useful and less desirable of a communications tool, our business could be adversely affected.

Our business depends on continued maintenance of the Internet infrastructure to support uninterrupted access to the services it provides or will provide. This includes accommodating expected growing numbers of users and increasing bandwidth requirements. Issues related to viruses, malware and other programs that affect the Internet’s performance, causing outages and service delays, could negatively affect our business operations.

As government regulation of the Internet evolves, our business could be adversely affected.

Changes in laws governing the Internet could make it more difficult for us to conduct our business. Depending on what actions lawmakers in the United States and abroad take, the Internet could become less popular among the public and its growth could stagnate. New laws or new legal interpretations could affect such things as online contracts, credit card fraud, advertising, taxation, privacy, copyrights, consumer protection, intellectual property infringement and more. The cost to comply with new laws or regulations could be significant and would increase our operating expenses. Different countries around the world may implement more restrictive laws than the U.S. Plus, many of the laws that are being applied to Internet commerce remain untested in the courts, leaving unanswered questions about future enforcement and their impact on our business and financial condition. We must keep abreast of differing Internet-related laws in all of the countries in which we provide content licensing. Failing to comply could affect our business operations.

Our business success is dependent on continued acceptance and growth of e-commerce. Specifically, if customer or photographer interest in online image marketplaces should wane, our business will suffer.

Although acceptance of the Internet as a place to buy and sell goods and services appears to be growing and becoming commonplace, questions remain for some consumers about the potential for fraud, protection of privacy, quality of online products and more. We will have to respond to and overcome consumer hesitation in order for our business to continue to grow, especially in other parts of the world. Our success also is dependent on continued high demand for digital photographs, especially the authentic capturing-the-moment style of imagery that is our specialty. If that demand does not grow as we expect, our business will suffer.

18

Risks related to our employees

Our future success depends on our management team and our ability to attract, retain and motivate qualified personnel

Our future success largely depends on our founder, sole director and chief executive officer, Chad Newell, who has extensive experience in the stock-photo industry. If he or other members of our management team, including technical and marketing personnel, were to leave Snapwire, we might not be able to find replacements who could implement our business strategy. This could have a material adverse impact on our business, our financial condition and results of operations. If any of our managers were to join or start a new, competing business, we could lose customers and photographers. There could be costs involved in recruiting and retaining replacement personnel. We do not hold “key person” life insurance. We may not be able to attract additional employees we might need in the future in order to effectively manage and grow our company, which would affect our success.

Failure to preserve our corporate culture as our company grows could have an impact on our staff’s ability to remain innovative and work effectively as a team.

We have invested time and energy in developing a team of employees that values and encourages innovation and creativity. If we were to lose our company culture as we are transformed into a public and growing company, pursuit of our corporate objectives could be compromised and our business could suffer.

Risks Related to this Offering and Ownership of our Common Stock

No public trading market for your shares exists, and we do not have plans presently to apply for listing of our shares on any securities exchanges or online securities marketplaces. Consequently, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the public offering price.

The shares offered hereby may not be sold or transferred for one year. There is no public market for our shares, and we currently have no plans to list our shares on a stock exchange or other trading market. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. If you are able to sell your shares, you would likely have to sell them in an illiquid market at a substantial discount to the price you paid for the shares in this offering. It is also likely that your shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, you should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

19

If we do not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period, and we have no current plans to pay cash dividends on our common stock for the foreseeable future.

Our charter does not require our board of directors (our sole director) to pursue a liquidity transaction. Market conditions and other factors could cause us to avoid a liquidation or other type of liquidity transaction, such as a merger or sale of assets. We cannot guarantee that we will be able to liquidate all assets. If we do not pursue a liquidity transaction, or delay such a transaction due to market conditions, your shares may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment to cash easily and you could suffer losses on your investment. In addition, we intend to retain future earnings, if any, for future operations, expansion, and debt repayment and have no current plans to pay any cash dividends for the foreseeable future.

Chad Newell, our founder and sole director, and other significant investors will control approximately 40% of our outstanding shares of common stock after this offering, and this concentration of ownership may have an effect on transactions that are otherwise favorable to our stockholders.

When this offering is completed, our founder and sole director, Chad Newell, will beneficially own approximately 40% of our outstanding shares of common stock, making him our largest stockholder. As a result, Mr. Newell will have the ability to influence control of the outcome of matters submitted for stockholder approval, including the election of directors. This concentration of ownership may impede a change in control, and could hold up decisions on some transactions when Mr. Newell’s support is necessary, no matter the effect of the transactions on other stockholders.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

We expect to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

20

FINANCIAL CONDITION

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes. This discussion contains forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. As a result of many factors, including those factors set forth in the "Risk Factors" section, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Since our inception in late 2012, we have devoted substantially all of our resources to organizing, business planning, raising capital, and research and development of our platform and general and administrative expense to support such research and development. As an early-stage company, we have incurred operating losses since inception. Our net operating losses were $927,000 and $764,000 for the years ended December 31, 2016, and 2015, respectively. As of December 31, 2016, we had an accumulated deficit of $3,058,000. We have financed our operations to date primarily through the issuance of convertible notes and sale the Company’s common stock.

As is typical of many startups, we were fortunate to have our initial seed capital of a little over $2,000,000 (which is reflected in our deficit) provided by several Angel investors and one fund who made an investment in us in the form of convertible notes (i.e., convertible debt) – a common form of seed-stage financing. We used this capital to build our platform and we’re now ready to scale the business.

Our seed capital investors have been very supportive. Pursuant to the terms of their convertible notes, they collectively agreed to amend the terms of their debt to automatically convert it to equity upon a minimum closing of our initial equity crowdfunding offering, which we achieved in July 2016 on the StartEngine crowdfunding platform. Therefore, our short-term debt of $2,150,103 reflected on the balance sheet as of December 31, 2015, has now converted to equity and no longer is short-term debt on our balance sheet.

Equity crowdfunding utilizes securities offering methods made possible with the enactment of the Jumpstart Our Business Startups (JOBS) Act of 2012. This offering is an equity crowdfunding offering pursuant to Title III of the JOBS Act and Securities and Exchange Commission Regulation Crowdfunding, which allows us to raise up to $1 million during any 12 month period. In our initial equity crowdfunding offering on the StartEngine platform, which we conducted between July and December 2016, we sold 441,986 shares of our common stock at $0.40 per share and received gross proceeds of $176,794. We intend to use those proceeds, and the proceeds from this offering, to fund our operating expenses and to enhance our business and value. We determined the valuation of our common stock based on our assessment of projected revenue, costs and other operating factors. See, DESCRIPTION OF INTENDED USE OF PROCEEDS.

21

Results of Operations

Comparison of Year Ended December 31, 2016, and 2015

Revenue

Revenues increased by $ 315,000, or 252.4%, from $125,000 for 2015 to $440,000 for 2016. This increase was attributable primarily to an increase in the general public's awareness of the service as advertising expenses did not significantly increase. This stems from the efforts from 2015's expenditures of advertising costs and awareness surrounding the equity crowdfunding efforts on Start Engine in 2016.  As a result, general "word of mouth" and network effect principals occurred in addition to our own efforts of engaging key clients who committed to the larger use of the service. This includes, but not limited to, a significant customer who used our service through a paid pilot program launched in 2015 for which received payment in 2016.

We have three primary revenue sources: (1) Photo Creative Briefs (projects called Requests or Challenges); (2) stock photography library sales; and (3) subscription sales that allow a subscriber access to a certain amount of photographs each period of the subscription. We act as the principal for the sale of stock photography and subscription services, so we recognize revenue related to stock photography and subscription sales on a gross basis. For Creative Briefs we act as the agent in the transaction, so we receive a fixed percentage of the transaction. Therefore Creative Briefs revenue is recognized on a net basis. As we continue to build our stock photography library, we anticipate that an increasing portion of our revenue will be derived from higher margin stock photography and subscription sales. The leading source of revenue will come from our photo subscription and Request/Challenges products where we intend to deploy capital to achieve paid marketing goals.

High-end brand engagements represent an additional revenue source. For these types of engagements, established brands use the Snapwire platform to fulfill on-brand content needs, gain additional brand exposure, and posture to a new audience. These brands not only recognize the obvious benefit of sourcing photos from Snapwire, but they value the company’s unique ability to connect brands with our large photographer community.

Channel sales revenues come from our resell partners who select photos from our Marketplace library and sell them directly to their vast network of photo buyers. This distribution strategy generates additional cash flow for Snapwire, but also increases each photographer's earning potential by exposing photos to more buyers while our demand side scales. Many of these partners sell our photos at a premium price point due to the high quality nature of the photography assets on Snapwire. As our partner network expands, we expect to see this revenue center increase rapidly month to month thereafter.

At the end of 2015 the company invoiced for prepaid content to a large customer, of which $123,388 was unearned as of December 31, 2015. The revenue was earned upon usage of content by our customer during 2016.

General and Administrative Expense

General and administrative expense decreased by $136,000, or (50.9)%, from $267,000 for 2015 to $131,000 for 2016. The decrease was due to the Company’s limited cashflows during 2016, the Company was forced to scale back it’s expenditure during 2016.

Sales and Marketing Expense

Sales and marketing expenses increased by $258,000, or (74.4)%, from $347,000 for 2015 to $89,000 for 2016. In June 2014, we publicly launched our website; accordingly, marketing efforts were not in effect for a whole calendar year. In 2015, we continued to market our platform and service, which included negotiating a marketing credit in exchange for a proportionate value of a convertible note. At the beginning of 2015, the Company began to deploy $200,000 in marketing credits it had negotiated from an investor in exchange for the said convertible note. By the end of the 2015, the Company had utilized the whole marketing credit. Marketing efforts were reduced in late 2015 and into 2016 when working capital was not as readily available.

Research and Development

Research and Development expenses decreased by $2,000, or (1.6)%, from $127,000 for 2015 to $125,000 for 2016. This decrease was attributed to the reduced costs associated with eliminating staff employees and onboarding an offshore development team to replace existing employees. While the offshore development team's net expense was less than that of our own developer employees, we were able to leverage more developers and therefore, more developments in our service with fewer full-time employees.

22

Interest Expense

Interest expense decreased by $ 17,000, or (23.0)%, from $74,000 for 2015 to $57,000 for 2016, the decrease is a result of conversion of the convertible debt in September 2016.

Comparison of Year Ended December 31, 2015, and 2014

Revenue

Revenues increased by $66,000, or 112%, from 59,000 for 2014 to $125,000 for2015. We have three primary revenue sources: (1) Photo Creative Briefs (projects called Requests or Challenges); (2) stock photography library sales; and (3) subscription sales that allow a subscriber access to a certain amount of photographs each period of the subscription. We act as the principal for the sale of stock photography and subscription services, so we recognize revenue related to stock photography and subscription sales on a gross basis. For Creative Briefs we act as the agent in the transaction, so we receive a fixed percentage of the transaction. Therefore Creative Briefs revenue is recognized on a net basis. As we continue to build our stock photography library, we anticipate that an increasing portion of our revenue will be derived from higher margin stock photography and subscription sales. The leading source of revenue will come from our photo subscription and Request/Challenges products where we intend to deploy capital to achieve paid marketing goals.

High-end brand engagements represent an additional revenue source. For these types of engagements, established brands use the Snapwire platform to fulfill on-brand content needs, gain additional brand exposure, and posture to a new audience. These brands not only recognize the obvious benefit of sourcing photos from Snapwire, but they value the company’s unique ability to connect brands with our large photographer community.

Channel sales revenues come from our resell partners who select photos from our Marketplace library and sell them directly to their vast network of photo buyers. This distribution strategy generates additional cash flow for Snapwire, but also increases each photographer's earning potential by exposing photos to more buyers while our demand side scales. Many of these partners sell our photos at a premium price point due to the high quality nature of the photography assets on Snapwire. As our partner network expands, we expect to see this revenue center increase rapidly month to month thereafter.

At the end of 2015 the company invoiced for prepaid content to a large customer, of which $123,388 was unearned as of December 31, 2015. The revenue will be earned upon usage of content by our customer which is expected to take place in 2016.

General and Administrative Expense

General and administrative expense increased by $8,000, or 3%, from $259,000 for 2014 to $266,000 for 2015. This increase was attributable primarily to an increase in legal and other professional fees and general fluctuations in payroll-related costs which stem from a ramping up and scaling back of employees during 2014 and 2015. Chad Newell’s compensation in 2014 was $50,000 and in 2015 was $12,500.

Sales and Marketing Expense

Sales and marketing expenses increased by $98,000, or 39%, from $249,000 for 2014 to $347,000 for 2015. In June 2014, we publicly launched our website; accordingly, marketing efforts were not in effect for a whole calendar year. In 2015, we continued to market our platform and service, which included negotiating a marketing credit in exchange for a proportionate value of a convertible note. At the beginning of 2015, the Company began to deploy $200,000 in marketing credits it had negotiated from an investor in exchange for the said convertible note. By the end of the year, the company had utilized the whole marketing credit. Marketing efforts were reduced in late 2015 when working capital was not as readily available.

23

Interest Expense

Interest expense increased by $30,000, or 68%, from $44,000 for 2014 to $74,000 for 2015, the increase is a result of the additional convertible debt issued during 2015.

Burn Rate / Run Rate

For 2017, we anticipate that our burn rate will increase to $30K-35K per month, but is contingent on the successful efforts of our second equity crowdfunding effort on WeFunder. In addition, our acceptance into The Alchemist accelerator program (a silicon valley based accelerator) provided additional investment. From these events, we have intentionally increased our burn rate from 2016 projections. This is in an effort to increase our likelihood of a successful priced round financing from a group of venture capitalist which we will anticipate to begin in the summer of 2017.

Liquidity and Capital Resources

Our operations require continuing capital investment. We have financed our operations to date primarily through the issuance of convertible notes. We have no bank lines of credit. We do not expect to be able to satisfy our cash requirements beyond 12 months solely through our revenue and income from operations. We expect to rely on continued equity financing to fund our operations. The sale of additional equity securities could result in additional dilution to our stockholders and those securities may have rights senior to those of our common stock. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations.

Between September 2012 and March 2016, we issued convertible notes to accredited investors, as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (“Securities Act”). See, MATERIAL TERMS OF ANY INDEBTEDNESS. We issued the convertible notes pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

In 2015, we conducted an offering of our Series Seed Preferred Stock to accredited investors pursuant to Rule 506(c) of Regulation D. In early 2016, we withdrew the offering without issuing any securities and undertook efforts to conduct crowdfunding equity offerings pursuant to the JOBS Act.

In 2016, we initiated a crowdfunding offering of our common stock pursuant to Regulation CF under the Securities Act. We sold 441,986 shares at $0.40 per share, raising gross proceeds of $176,794. Pursuant to the terms of the convertible notes, as amended, we issued 7,712,790 shares of our common stock upon automatic conversion of the notes.

Between January 19, 2017 and April 30, 2017, we conducted an offering of Simple Agreement for Future Equity securities pursuant to Regulation CF under the Securities Act, receiving commitments of $198,802, with $145,974 presently in escrow. A copy of the Simple Agreement for Future Equity is filed as Exhibit 99 to our Form 1-A filed with the SEC on January 19, 2017 (https://www.sec.gov/Archives/edgar/data/1680084/000121390017000472/fc2016a1ex99_snapwire.htm).

If there is an equity financing of preferred stock before the expiration or termination of the Simple Agreement for Future Equity, we will automatically issue to the investor either: (1) a number of shares of preferred stock equal to the amount of the investor’s investment divided by the price per share in the equity financing, if the pre-money valuation is less than or equal to the Valuation Cap, which is $4,900,000; or (2) a number of shares of Safe Preferred Stock equal to the investor’s investment divided by the Valuation Cap divided by all shares of our capital stock on a fully diluted basis, if the pre-money valuation is greater than the Valuation Cap.

In March 2017, we issued a convertible note payable (“Note”) in the amount of $60,000 to Alchemist Accelerator, LLC. The Note is unsecured, bears interest at 6%, per annum and due and payable, with all accrued interest, on November 9, 2017. The Note is convertible into shares of the Company’s common stock at $8,000,000 market capitalization with a 15% discount to the offering price. Also, the Company issued the Alchemist a stock option agreement for the purchase of 694,703 shares of the Company’s common stock at $0.40 per share. The stock option April 1, 2027.  Also, the Company granted the note holder a preemptive right entitling the note holder the right to purchase up to 10% of the Company’s next qualified financing of the Company’s preferred stock equity financing over $1,000,00. Also, as stipulate in the agreement with Alchemist the Company was required to pay Alchemist $24,000 as a prepayment for tuition for the accelerator’s class to be attend by the Company’s personnel.

24

Going Concern and Management’s Plans

As discussed above, we have relied heavily on debt financing for working capital and have incurred operating losses since inception. These above matters raise substantial doubt about the company's ability to continue as a going concern. Throughout the next twelve months, the company intends to fund its operations with funding from our Regulation Crowdfunding offering, additional debt and/or equity offerings, and increased revenue from our operations. If we cannot raise additional short-term capital, we may consume all of our cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The balance sheet does not include any adjustments that might result from these uncertainties. Despite the inherent risks of any new business, we have an experienced management team with decades of relevant industry experience and believe we are well positioned for growth in the coming years.

Dividend Policy

We have no current plans to pay future dividends on our common stock, and we have never paid any dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our sole director and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, and other factors that our sole director may deem relevant.

Annual Report

Each year within 120 days of the end of the year, we file an annual report with the SEC and post it on our website at www.snapwi.re. In certain circumstances we may terminate our ongoing reporting requirement if:

1.	We become a fully-reporting registrant with the SEC.

2.	We have filed at least one annual report, but we have not more than 300 shareholders of record.

3.	We have filed at least three annual reports, and we have not more than $10 million in assets.

4.	We or another party repurchases or purchases all the securities sold in this offering.

5.	We cease to do business.

25

BACKGROUND OF SOLE DIRECTOR AND OFFICER

Chad Newell is Snapwire’s founder, chief executive officer and sole director. He has served in these positions since he incorporated the company as Snapwire Media, Inc., in August 2012. Chad came up with the idea for Snapwire after seeing the progression of talented photographers on Facebook’s Instagram platform. He believed that aspiring photographers were adopting the Instagram platform to gain exposure and validation for their photos. With the evolution of Apple’s iPhone 5S, Chad witnessed the world’s most widely adopted smartphone have the capability to produce a high resolution photo that could be sold and monetized on traditional stock photo sites.

Prior to Snapwire, Chad worked in the commercial stock photo licensing industry for nearly two decades. Beginning his career at the Getty Images-acquired The Image Bank, Chad helped launch the profitable San Francisco footage licensing division in 1996. Following Getty Images’ acquisition of The Image Bank, Chad joined outdoor mountaineer Rick Ridgeway’s Adventure Photo & Film where he served as managing director through its acquisition by ImageState, Plc. He then served as chief operating officer of the company’s footage licensing division. In 2001, Chad left ImageState to co-found Media Bakery, LLC., one of North America’s largest independent stock photo and footage agency collectives. While serving as CEO for more than 11 years, Chad was responsible for growing the company’s image archive to more than 10 million creative assets from more than 190 international image partners serving more than 23,000 image buyers.

Chad also advises startups, serves on the boards of companies in the photography vertical and lectures at the Brooks Institute of Photography in Ventura.

26

RELATED-PARTY TRANSACTION

In 2012, Chad Newell founded the company, after identifying the convergence of a new photography community and the advancement of camera phone technology. Prior to that, Chad served for approximately 11 years as chief executive officer of Media Bakery, LLC, a company that he and his wife, Cameron Calcagno-Newell, formed in 2001. Currently, Chad is a non-managing member of Media Bakery, and Media Bakery’s managing member and chief executive officer is Ms. Calcagno-Newell.

Media Bakery is a North American photo distributor and reseller for approximately 190 international image supply partners. These partners hold the distribution rights for approximately 10 million creative royalty-free and rights-managed images. The partners seek third-party distributors (like Media Bakery) to market and sell non-exclusive image licenses direct to image buyers who seek premium stock photos. Media Bakery does not have direct relationships with the photographers who supply images to these image partners, but instead, has entered into legal representation agreements to resell partner images. It does, however, develop and maintain relationships with image buyers who desire the aesthetic and various rights associated with its royalty-free and rights-managed license offerings. These image buyers must access the Media Bakery website and enter metadata as keywords to search for the photos they desire. They choose a photo that matches the creative direction they are seeking amongst a large result set of images, they download the photo and are charged based on the size and exposure they need and the length of time the photo will be used. Media Bakery pays royalties to its image partners when a photo license is sold. The image partner distributes a pro-rata share of that royalty back to the artist who created and contributed the photo to the partner.

Chad believed that having a large archive of photography simply was not enough to differentiate Media Bakery in the marketplace and that the true opportunity for a competitive platform drew on a direct relationship between the image buyer and a new-generation photographer -- one who had never been introduced to the idea of selling image licenses. Additionally, Chad believed there was a better way for image buyers to find a photograph than by engaging in lengthy searches on platforms like Media Bakery only to end up having to settle for a less-than-perfect, pre-existing and potentially overused image. Noting the vast array of photos being shared on social media channels that had never been monetized, coupled with the high quality photography produced on mobile devices, Chad saw an opportunity to build a new kind of photo platform that would attract fans of popular social media platforms like Instagram.

On Snapwire, photography is sourced from the company’s new-generation photographer users who have never worked with traditional stock photo agencies like Media Bakery. Photos available for licensing on Snapwire are unique and authentic. Instead of searching for a photo through keywords alone, an image buyer may launch a creative brief, describing what he or she is looking for and photographers compete by submitting their best photos. Photographers then agree that they will pay Snapwire a transaction fee when they sell a photo directly to a buyer.

27

Electing to pursue his vision of a virtual community that would support and encourage aspiring photographers, Chad, in 2012, stepped down as chief executive officer of Media Bakery and founded Snapwire. At that time, Ms. Cameron-Newell assumed the role of chief executive officer and managing member of Media Bakery. While Chad Newell remains a member of Media Bakery, LLC, Snapwire and Media Bakery operate independently. Although both chief executive officers value how each company differentiates itself from the other and competes by taking different approaches to acquiring photos to present to potential image buyers, there is overlap in the market in which each company operates and in the potential customers that each company targets. Both companies operate from the same location and Snapwire leases space from Media Bakery’s office at a favorable rate. At no charge to Snapwire, both companies share office operation expenses.

In 2015, Media Bakery hired Snapwire developers to build software for its company.  Media Bakery retains the legal rights to the code Snapwire provided through a Statement Of Work and Master Service Agreement.  At that time, Snapwire and Media Bakery entered into an agreement that allowed Media Bakery to pilot a program through which it would be able to leverage the Snapwire marketplace library platform for its own website operations in exchange for a monthly licensing fee.  In lieu of collecting fees, Snapwire deployed code to Media Bakery to conduct an internal review to determine if other companies like Media Bakery would benefit from using the Snapwire platform.  Snapwire expects the relationship to evolve into a profit center for the company by licensing the company’s website code in exchange for software licensing fees, but at this time has not engaged with Media Bakery to deliver a final product for its business needs, nor has it realized any revenue from this relationship.

In addition to the software development transaction in 2015, Media Bakery assisted Snapwire in its early stages by providing, at no cost to Snapwire, services associated with starting up Snapwire’s business.

The company has a month to month lease agreement with an entity related to our chief executive officer and requires monthly payments of $1,500. From time to time during the year ended December 31, 2015, the company received advances from our chief executive officer for short-term working capital. Such advances were considered short-term and non-interest bearing. As of December 31, 2015 the balance was $7,000.

28

OWNERSHIP AND CAPITAL STRUCTURE

Principal Stockholders

The following table sets forth information as of December 1, 2016, with respect to the beneficial ownership of our common stock by our directors and each individual or entity who owns beneficially more than 20% of our common stock.

The amounts and percentages of shares beneficially owned are reported based on SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of the security. A person is also deemed a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be acquired this way are deemed to be outstanding for purposes of computing a person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities to which that person has no economic interest. Percentage computations before the offering are based on 18,465,035 shares of our common stock outstanding as of December 1, 2016, and 18,526,990, 19,084,592, 20,323,707 shares of common stock, respectively, assuming $25,000, $250,000 and $750,000 of common stock is sold in this offering.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Owned Before the Offering
Chad Newell	7,475,000	40.5%

Capital Structure

Our authorized capital stock consists of 25,500,000 shares of common stock, par value $0.0001 per share, and 12,400,000 shares of preferred stock, par value $0.0001 per share, which are designated “Series Seed Preferred Stock.” No shares of preferred stock will be issued or outstanding immediately after the public offering contemplated by this annual report. Unless our sole director determines otherwise, we will issue all shares of our capital stock in uncertificated form.

29

Common Stock

Holders of our common stock are entitled:

●	to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

●	to receive, on a pro rata basis, dividends and distributions, if any, that the Board of Directors (our sole director) may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

●	upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

Our ability to pay dividends on our common stock is subject to our subsidiaries’ ability to pay dividends to us, which is, in turn, subject to the restrictions set forth in our existing debt agreements and which may be limited by the agreements governing other indebtedness we or our subsidiaries incur in the future. See “Financial Condition - Dividend Policy.”

The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock is not subject to future calls or assessments by us. The rights and privileges of the holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described in “Preferred Stock” below.

There has been and is no public market for our common stock. See RISK FACTORS.

Preferred Stock

Our amended and restated certificate of incorporation authorizes the issuance of 12,400,000 shares of Series Seed Preferred Stock, with a par value of $0.0001 per share. In the event of any liquidation, distribution or winding up of the company, including an acquisition of the company, either voluntary or involuntary, the holders of the Series Seed Preferred Stock are entitled to a liquidation preference of $0.35 per share, plus any dividends declared but unpaid. The original issue price is $0.35, and the Series Seed Preferred Stock is convertible into common stock at a price of $0.35 per share at the option of the holder. The Series Seed Preferred Stock was authorized in August 2015 in anticipation of an offering of Series Seed Preferred Stock to “accredited” investors. We since decided not to proceed with that offering, and do not intend to issue the Series Seed Preferred Stock.

Annual Stockholder Meetings

Our bylaws provide that annual stockholder meetings will be held at a date, time, and place as designated by our Board of Directors (our sole director) or in the alternative, the meeting requirement may be satisfied by written consent. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

30

Limitations on Liability and Indemnification

Our amended and restated certificate of incorporation contains provisions permitted under the Delaware General Corporation Law (DGCL) relating to the liability of directors. These provisions will eliminate a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions and exceptions, and to advance funds to our directors and officers to enable them to defend against such proceedings.

We have entered into an indemnification agreement with Chad Newell. The indemnification agreements will provide our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Mandatory Arbitration

Our amended and restated bylaws provide that, unless our company consents in writing to an alternate forum, private arbitration under the American Arbitration Association will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by our directors, officers, employees, agents or stockholders, (iii) any action asserting a claim against us or any director, officer, employee, agent or stockholder arising under the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws, or (iv) any action asserting a claim against us or any director, officer, employee, agent or stockholder that is governed by the internal affairs doctrine. It is possible that a court could rule that this provision is not applicable or is unenforceable. We may consent in writing to alternative forums. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated bylaw.

31

EXEMPT OFFERINGS

Prior Exempt Offerings

Between September 2012 and March 2016, we issued convertible notes to accredited investors, as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (“Securities Act”). See, MATERIAL TERMS OF ANY INDEBTEDNESS. We issued the convertible notes pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

In 2015, we conducted an offering of our Series Seed Preferred Stock to accredited investors pursuant to Rule 506(c) of Regulation D. In early 2016, we withdrew the offering without issuing any securities and undertook efforts to conduct crowdfunding equity offerings pursuant to the JOBS Act.

In 2016, we initiated a crowdfunding offering of our common stock pursuant to Regulation CF under the Securities Act. We sold 441,986 shares at $0.40 per share, raising gross proceeds of $176,794. Pursuant to the terms of the convertible notes, as amended, we issued 7,712,790 shares of our common stock upon automatic conversion of the notes.

Between January 19, 2017 and April 30, 2017, we conducted an offering of Simple Agreement for Future Equity securities pursuant to Regulation CF under the Securities Act, receiving commitments of $198,802, with $145,974 presently in escrow. A copy of the Simple Agreement for Future Equity is filed as Exhibit 99 to our Form 1-A filed with the SEC on January 19, 2017 (https://www.sec.gov/Archives/edgar/data/1680084/000121390017000472/fc2016a1ex99_snapwire.htm).

If there is an equity financing of preferred stock before the expiration or termination of the Simple Agreement for Future Equity, we will automatically issue to the investor either: (1) a number of shares of preferred stock equal to the amount of the investor’s investment divided by the price per share in the equity financing, if the pre-money valuation is less than or equal to the Valuation Cap, which is $4,900,000; or (2) a number of shares of Safe Preferred Stock equal to the investor’s investment divided by the Valuation Cap divided by all shares of our capital stock on a fully diluted basis, if the pre-money valuation is greater than the Valuation Cap.

In March 2017, we issued a convertible note payable (“Note”) in the amount of $60,000 to Alchemist Accelerator, LLC. The Note is unsecured, bears interest at 6%, per annum and due and payable, with all accrued interest, on November 9, 2017. The Note is convertible into shares of the Company’s common stock at $8,000,000 market capitalization with a 15% discount to the offering price. Also, the Company issued the Alchemist a stock option agreement for the purchase of 694,703 shares of the Company’s common stock at $0.40 per share. The stock option April 1, 2027.  Also, the Company granted the note holder a preemptive right entitling the note holder the right to purchase up to 10% of the Company’s next qualified financing of the Company’s preferred stock equity financing over $1,000,00. Also, as stipulate in the agreement with Alchemist the Company was required to pay Alchemist $24,000 as a prepayment for tuition for the accelerator’s class to be attend by the Company’s personnel.

32

MATERIAL TERMS OF ANY INDEBTEDNESS

We have funded our operations through the issuance of convertible debt since our inception. All of our convertible debt converted to common stock when we reached our targeted offering amount (at applicable discounts), as discussed below. We summarize the principal terms of the agreements governing our debt below. The following summaries are not complete descriptions of all of the terms of such agreements.

2016 Note Amendments

In July 2016, our previously issued outstanding convertible notes were amended to extend the notes’ maturity date to June 30, 2017, and to reduce to $50,000, exclusive of the principal amount of the loans) the amount of a qualified equity financing (a “Qualified Financing”) pursuant to which the notes automatically convert into equity issued in the Qualified Financing. Pursuant to the terms of the convertible notes, as amended, the notes converted into common stock when we raised $176,794 in our crowdfunding offering under Regulation CF.

The following is a description of the terms of the convertible notes as amended by the 2016 Note Amendments. The 2016 Note Amendments, among other things, reduced the Qualified Financing amount ot $50,000.

2012 Convertible Notes

In September 2012, we borrowed a total of $400,000 from 13 investors, including $15,000 from the Chad and Cameron Newell Living Trust (“2012 Convertible Notes”). The 2012 Convertible Notes, as amended, bear interest at 4% per annum, are unsecured, and are due and payable on June 30, 2017. All principal and accrued interest under the the 2012 Convertible Notes will automatically convert into a class or series of securities substantially identical to that issued in a Qualified Financing, but at a price per share equal 80% of the price per share sold in such transaction.

2013 Convertible Notes

In October 2013, we borrowed a total of $320,000 from two new investors and eight of the original 13 investors, including $25,000 from the Chad and Cameron Newell Living Trust (“2013 Convertible Notes”). The 2013 Convertible Notes, as amended, bear interest at 4% per annum, are unsecured, and are due and payable on June 30, 2017. All principal and accrued interest under the the 2013 Convertible Notes will automatically convert into a class or series of securities substantially identical to that issued in a Qualified Financing, but at a price per share equal 80% of the price per share sold in such transaction.

33

2014 Convertible Notes

In 2014, we borrowed a total of $185,000 from two new investors and three of the original 13 investors, including $10,000 from the Chad and Cameron Newell Living Trust (“2014 Convertible Notes”). The 2014 Convertible Notes, as amended, bear interest at 4% per annum, are unsecured, are due and payable on June 30, 2017. All principal and accrued interest under the the 2014 Convertible Notes will automatically convert into a class or series of securities substantially identical to that issued in a Qualified Financing, but at a price per share equal 80% of the price per share sold in such transaction.

In May and June 2014, we borrowed $600,000 from two new investors (“May/June 2014 Convertible Notes”). The May/June 2014 Convertible Notes, as amended, bear interest at 4% per annum, are unsecured, are due and payable on June 30, 2017. All principal and accrued interest under the the 2014 Convertible Notes will automatically convert into a class or series of securities substantially identical to that issued in a Qualified Financing, but the number of shares issuable upon conversion of the notes will be as follows: (a) the outstanding principal of the Notes will convert into the Designated Percentage (as defined below) of the fully diluted equity of the company immediately after the Qualified Financing, provided that if the Qualified Financing consists of a series of related financing transactions then the Notes will continue to convert with each subsequent transaction in order to maintain the Designated Percentage, provided further that the Notes will be fully converted if the Qualified Financing reaches $50,000 of cumulative gross proceeds, and (b) the accrued interest on the Notes will convert at a price per share equal to 80% of the price per share in the Qualified Financing. The “Designated Percentage” equals the principal amounts of the Notes divided by $5,000,000.

February 2015 Convertible Note

In February 2015, we borrowed $300,000, consisting of $100,000 cash and $200,000 in services from one new investor (“February 2015 Convertible Note”). The February 2015 Convertible Note, as amended, bears interest at 4% per annum, is unsecured, is due and payable on June 30, 2017. All principal and accrued interest under the Notes shall automatically convert into a class or series of securities substantially identical to that issued in such transaction and on the same terms and conditions as such transaction, but at a price per share equal to the lower of (i) 80% of the price per share sold in such transaction; or (ii) the price per share implied by a $6,000,000 post-money valuation.

In March and May 2015, we borrowed a total of $105,000 from one new investor and four of the original 13 investors, including $25,000 from the Chad and Cameron Newell Living Trust (“March and May 2015 Convertible Notes”). The March and May 2015 Convertible Notes, as amended, bear interest at 4% per annum, are unsecured, are due and payable on June 30, 2017. All principal and accrued interest under the the notes will automatically convert into a class or series of securities substantially identical to that issued in a Qualified Financing, but at a price per share equal to 67% of the price per share sold in such transaction.

March 2016 Convertible Note

In March 2016, we borrowed a total of $125,000 from one new and one existing investor (“2016 Convertible Notes”). The 2016 Convertible Notes bear interest at 4% per annum, are unsecured, are due and payable on September 10, 2017. All principal and accrued interest under the Notes shall automatically convert into a class or series of securities substantially identical to that issued in such transaction and on the same terms and conditions as such transaction, but at a price per share equal to the lower of (i) 80% of the price per share sold in such transaction; or (ii) the price per share implied by a $4,500,000 pre-money valuation of the Company.

34

SNAPWIRE MEDIA, INC.

FINANCIAL STATEMENTS

December 31, 2016 and 2015

Snapwire Media, Inc.

SNAPWIRE MEDIA, INC.

BALANCE SHEETS

AS OF DECEMBER 31,

	2016	2015
Assets
Current assets
Cash	$75,000	$4,000
Accounts receivable, net	111,000	128,000
Other current assets	76,000	1,000
Current assets	262,000	133,000

Property and equipment, net	1,000	2,000
Total assets	$263,000	$135,000
Liabilities and Stockholders’ Deficit:
Accounts payable and accrued liabilities	$180,000	$182,000
Deferred revenue	-	123,000
Related party advances	-	15,000
Convertible debt - related parties	-	65,000
Convertible debt	-	1,765,000
Current liabilities	180,000	2,150,000

Long-term convertible debt, net of current portion	-	100,000
Total liabilities	180,000	2,250,000

Commitments and contingencies (Note 4)		-

Stockholders’ Deficit:
Preferred stock – par value $0.0001		-
Common stock - par value $0.0001, 18,454,582 and 10,299,806 issued and outstanding	2,000	1,000
Additional paid-in capital	3,229,000	16,000
Accumulated deficit	(3,148,000)	(2,131,000)
Total stockholders’ deficit	83,000	(2,114,000)
Total liabilities and stockholders’ deficit	$263,000	$136,000

See accompanying notes to the financial statements

SNAPWIRE MEDIA, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,

	2016	2015
Revenues	$440,000	$125,000

Cost of revenues	223,000	74,000

Gross profit	217,000	51,000

Operating expenses:
General and administrative	131,000	267,000
Sales and marketing	89,000	347,000
Research and development	125,000	128,000
Total operating expenses	345,000	742,000

Loss from operations	(128,000)	(691,000)

Other income (expense):
Loss on conversion of debt	(832,000)	-
Interest expense	(57,000)	(74,000)

Loss before provision for income taxes	(1,017,000)	(765,000)

Provision for income taxes	-	-

Net loss	$(1,017,000)	$(765,000)

See accompanying notes to the financial statements

SNAPWIRE MEDIA, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT FOR THE YEARS ENDED
DECEMBER 31, 2015 AND 2014

	Preferred Stock		Common stock		Additional Paid-in	Accumulated	Total Stockholders
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
December 31, 2014	-	$-	10,266,848	1,000	7,000	(1,366,000)	(1,358,000)

Stock issued for services	-	-	32,958	-	2,000	-	2,000
Stock option compensation	-	-	-	-	7,000	-	7,000
Net loss	-	-	-	-		(765,000)	(765,000)
December 31, 2015	-	-	10,299,806	1,000	16,000	(2,131,000)	(2,114,000)

Stock issued for cash			441,986	-	113,00	-	113,000
Stock issued for conversion of convertible debt			7,712,790	1,000	3,091,000	-	3,092,000
Stock option compensation	-	-			9,000		9,000
Net loss	-	-				(1,017,000)	(1,017,000)
December 31, 2016	-	-	$18,454,582	$2,000	$3,229,000	$(3,148,000)	$83,000

See accompanying notes to the financial statements

SNAPWIRE MEDIA, INC.

STATEMENTS CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,017,000)	$(765,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,000	1,000
Stock-based compensation	9,000	9,000
Amortization of marketing credit		200,000
Loss on extinguishment of debt	832,000	-
Changes in operating assets and liabilities:
Accounts receivable	17,000	(128,000)
Other current assets	(75,000)	9,000
Accounts payable and accrued liabilities	189,000	101,000
Deferred revenue	(123,000)	123,000
Net cash used in operating activities	(167,000)	(450,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(3,000)
Net cash used in investing activities	-	(3,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash proceeds from sale of common stock, net	113,000
Advances from related party	-	15,000
Proceeds from convertible debt - related parties	-	25,000
Proceeds from convertible debt	125,000	200,000
Net cash provided by financing activities	238,000	240,000
Increase (decrease) in cash and cash equivalents	71,000	(213,000)
Cash and cash equivalents, beginning of year	4,000	217,000
Cash and cash equivalents, end of year	$75,000	$4,000
Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Non cash investing and financing activities:
Convertible debt issued for marketing credit	$-	$200,000
Convertible debt issued for prepaid rent	$-	10,000

See accompanying notes to the financial statements

SNAPWIRE MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

Snapwire Media, Inc. was incorporated on August 3, 2012 (“Inception”) in the State of Delaware. The Company’s headquarters are located in Santa Barbara, CA. The Company is an online marketplace that connects photographers with people that need commercial or personal photography services through website and mobile platforms. Photo buyers launch a request for photos, and photographers respond by submitting their best shots. Each photo uploaded to the platform is made available for purchase and download. The financial statements of Snapwire Media, Inc. (which may be referred to as “Snapwire” the “Company,” “we,” “us,” or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Going Concern and Management’s Plans

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced recurring losses since its inception. The Company incurred a net loss of approximately $927,000 for the year ended December 31, 2016, and had an accumulated deficit of approximately $3,058,000 as of December 31, 2016. Since inception, the Company has financed its activities principally through debt and equity financing. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with development of its operating activities.

The Company’s financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company is subject to a number of risks similar to those of other similar stage companies, including dependence on key individuals, successful development, marketing and branding of products; uncertainty of product development and generation of revenues; dependence on outside sources of financing; risks associated with research, development; dependence on third-party content providers, suppliers and collaborators; protection of intellectual property; and competition with larger, better-capitalized companies. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfil its development activities and generating a level of revenues adequate to support the Company’s cost structure. To support the Company’s financial performance, management has undertaken several initiatives, including the raising of additional financing subsequent to December 31, 2016 (see Note 9).

There can be no assurance however that such financing will be available in sufficient amounts, when and if needed, on acceptable terms or at all. If results of operations for 2017 do not meet management’s expectations, or additional capital is not available, management believes it has the ability to reduce certain expenditures. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s products and services, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. The Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding to continue as a going concern through its major shareholder(s), or through other avenues.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. Significant estimates include, but are not limited to: stock based compensation, returns and allowances, and the valuation allowance on income taxes. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 -	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 -	Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 -	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2016 and 2015. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable, accrued liabilities, related party advances, and convertible notes payable. Fair values for these items were assumed to approximate carrying values because of their short term in nature or they are payable on demand.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable consist of customer obligations due under normal trade terms, carried at their face value less an allowance for doubtful accounts, if required. The Company determines its allowance for doubtful accounts based on an evaluation of the aging of its accounts receivable and on a customer-by-customer basis as appropriate. The Company’s reserve analysis contemplates the Company’s historical loss rate on receivables, specific customer situations. As of December 31, 2016 and 2015, there were no allowances for doubtful accounts.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of three years. Leasehold improvements are depreciated over shorter of the useful life or lease life. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Depreciation expense for the years ended December 31, 2016 and 2015 was $1,000 and $650, respectively.

Software Development Costs

The Company applies the principles of ASC 985-20, Software-Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed (“ASC 985-20”). ASC 985-20 requires that software development costs incurred in conjunction with product development be charged to research and development expense until technological feasibility is established. Software development costs include payments made to independent software developers under development agreements, as well as direct costs incurred internally. Technological feasibility of the underlying software is not established until substantially all product development and testing is complete, which generally includes the development of a working model. Prior to a product’s release, if and when we believe capitalized costs are not recoverable, we expense the amounts as part of cost of sales. During the year ended December 31, 2015 and 2014, no software development costs were capitalized.

Internal Use Software

We incur software development costs to develop software programs to be used solely to meet our internal needs and cloud-based applications used to deliver our services. In accordance with Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software, we capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended. Reengineering costs, minor modifications and enhancements that do not significantly improve the overall functionality of the software are expensed as incurred. To date, no amounts have been capitalized.

Impairment of Long-Lived assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. There were no impairment losses during the years ended December 31, 2015 and 2014. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

Accounting for Convertible Notes and Securities with Beneficial Conversion Features

The Company reviews the terms of convertible debt and equity instruments it issues to determine whether there are derivative financial instruments, including an embedded conversion option that is required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. Also, in connection with the sale of convertible debt and equity instruments, the Company may issue freestanding warrants that may, depending on their terms, be accounted for as derivative liabilities rather than as equity.

The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Revenue Recognition

The Company recognizes revenues from 1) transaction fees from the sale of digital photography, subscription sales, and Creative Briefs when (a) persuasive evidence that an agreement exists; (b) the products have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

In accordance with the ASC 605-45, Revenue Recognition: Principal Agent Considerations, we evaluate our service offerings in order to determine whether or not we are acting as the principal or as an agent when selling images or providing a service, which we consider in determining if revenue should be reported gross or net. We have three primary revenue sources: 1) Photo Creative Briefs (projects called Requests or Challenges) 2) stock photography library sales and 3) subscription sales that allow a subscriber access to a certain amount of photographs each period of the subscription. Key indicators that we evaluate in order to reach this determination include:

●	the terms and conditions of our arrangements under the respective revenue sources

●	whether we are paid a fixed percentage of the arrangement’s consideration or a fixed fee for each transaction

●	the party which sets the pricing with the end-user, has the credit risk and provides customer support; and

●	the party responsible for delivery/fulfillment of the product or service to the end consumer

Based on the evaluation of the above indicators, we have determined that we are generally acting as a principal for the sale of stock photography and subscription services and are the primary obligor to end-users. Therefore, we recognize revenue related to stock photography and subscription sales on a gross basis, For Creative Briefs we determined that we act as the agent in the transaction, as we are not the primarily obligor of the arrangement and receive a fixed percentage of the transaction. Therefore Creative Brief revenue is recognized on a net basis.

Revenue from digital photography sales and creative briefs are generally recognized at the time of sale as the earnings process is complete as the digital download occurs upon purchase and collectability is reasonably assured since the majority of the Company’s customers purchase products by making electronic payments at the time of a transaction with a credit card. Revenue from subscription plans with monthly limits is recognized on a per usage basis or when the right to download expires.

As of December 31, 2015, the Company invoiced a certain customer subscriptions and prepaid plans that required the deferral of revenue totaling $123,388.

Cost of Revenue

The Company’s cost of revenue includes contributor royalties, credit card processing fees, hosting costs and other direct costs related to providing content and service to customers.

Contributor Royalties

The Company expenses contributor royalties in the period a customer download occurs and includes the corresponding contributor royalties in cost of revenue. Contributor royalties are paid upon request when the contributor has aggregated over a specified threshold of earnings.

Stock Based Compensation

The Company accounts for stock options issued to employees under ASC 718, Share-Based Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes

The Company applies ASC 740, Income Taxes, (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At December 31, 2015 and 2014, the Company has established a full reserve against all deferred tax assets.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company maintains balances in excess of the federally insured limits

As of December 31, 2015, one customer makes up 100% of our accounts receivable. All receivables were collected in January 2016.

Recent Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update No. 2017-01, Clarifying the Definition of a Business (“ASU 2017-01”). The standard clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Under ASU 2017-01, to be considered a business, the assets in the transaction need to include an input and a substantive process that together significantly contribute to the ability to create outputs. Prior to the adoption of the new guidance, an acquisition or disposition would be considered a business if there were inputs, as well as processes that when applied to those inputs had the ability to create outputs. Early adoption is permitted for certain transactions. Adoption of ASU 2017-01 may have a material impact on the Company’s consolidated financial statements if it enters into future business combinations.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. ASU 2017-04 is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, and should be applied on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). This ASU requires changes in the presentation of certain items in the statement of cash flows including but not limited to debt prepayment or debt extinguishment costs; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies and distributions received from equity method investees. This guidance will be effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, will require adoption on a retrospective basis and will be effective for the Company on January 1, 2018. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments within this ASU replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Entities may early adopt the amendments within this ASU but not prior to the fiscal years beginning after December 15, 2018, including the interim periods within those fiscal years. An entity will apply the amendments in this Update through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). However, a prospective transition approach is required for debt securities for which an other-than-temporary impairment had been recognized before the effective date. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU is designed to address simplification of several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption of this ASU is permitted and would be applied on a retrospective basis back to the beginning of fiscal year that included any such interim period in which early adoption was elected. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) which requires companies leasing assets to recognize on their balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on contracts longer than one year. The lessee is permitted to make an accounting policy election to not recognize lease assets and lease liabilities for short-term leases. How leases are recorded on the balance sheet represents a significant change from previous GAAP guidance in Topic 840. ASU 2016-02 maintains a distinction between finance leases and operating leases similar to the distinction under previous lease guidance for capital leases and operating leases. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position. ASU 2016-02 is effective for fiscal periods beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this Update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory. ASU 2015-11 simplifies the subsequent measurement of inventory by replacing today’s lower of cost or market test with a lower of cost and net realizable value test. The guidance applies only to inventories for which cost is determined by methods other than last-in first-out (LIFO) and the retail inventory method (RIM). Entities that use LIFO or RIM will continue to use existing impairment models (e.g., entities using LIFO would apply the lower of cost or market test). The guidance is effective for public business entities for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, issued as a new Topic, ASC Topic 606. The new revenue recognition standard supersedes all existing revenue recognition guidance. Under this ASU, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2015-14, issued in August 2015, deferred the effective date of ASU 2014-09 to the first quarter of 2018, with early adoption permitted in the first quarter of 2017. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In March, April, May, and December 2016, the FASB issued the following updates, respectively, to provide supplemental adoption guidance and clarification to ASU 2014-09. These standards must be adopted concurrently upon the adoption of ASU 2014-09. We are currently evaluating the potential effects of adopting the provisions of these updates.

●	ASU No. 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net)

●	ASU No. 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing;

●	ASU No. 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients; and

●	ASU No. 2016-19, Technical Corrections and Improvements

NOTE 3 – CONVERTIBLE DEBT

In September 2016, the Company completed the conversion of the convertible debt. The Company has accounted for the conversions in accordance with ASC 470 - Debt section 470-50-40-2 where by the difference between the reacquisition price of the debt and the net carrying amount of the converted debt was recognized as a loss during the year ended December 31, 2016. The following details the calculation of the loss on of the convertible debt:

Carrying Amount of debt
Principal converted	$2,055,000
Interest converted	198,000
2,253,000
Reacquisition price of debt
Fair value of shares issued	3,085,000
Loss on conversion of debt	$(832,000)

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Lease

The Company has a month to month lease agreement with an entity related to our Chief Executive officer and requires monthly payments of $1,250. For the year ended December 31, 2016, the related party did not charge the Company for rent.

During the years ended December 31, 2016 and 2015, rent expense was zero and $21,000, respectively. Of the total rent expenses zero and $5,000 was paid in cash to the entity during the years ended December 31, 2016 and 2015, respectively, and the remaining expense related to prepaid rent that was amortized on a monthly basis.

NOTE 5 – STOCKHOLDERS’ DEFICIT

Preferred Stock

We have authorized the issuance of 12,400,000 shares of our common stock, each share having a par value of $0.0001. No shares have been issued or are outstanding to date.

Common Stock

We have authorized the issuance of 25,500,000 shares of our common stock, each share having a par value of $0.0001.

Restricted Stock

We issued restricted stock to our founders and early advisors (“Shareholders”) through restricted stock purchase agreements. The shares were earned by the Shareholders over four years. As of December 31, 2016 the shares of common stock were vested.

Private Placement

During the year ended December 31, 2016, the Company completed a private placement for the sale of common stock. The Company issued 441,986 shares of its common stock for total proceeds of approximately $173,000. The Company incurred cost for the offering of approximately $60,000, for net proceeds of approximately $113,000.

Shares Issued for Services

During the years ended December 31, 2015, the Company entered into various agreements with third parties for short term projects or advisory services. In connection with those agreements, the Company issued 32,958 shares of common stock, which were fully vested upon issuance to two individuals with a value of $1,651, which is included in general and administrative expense in the accompanying statements of operations. The Company valued the shares based on Management’s estimates which relied on prior independent valuations and circumstances of the Company at the time the shares were issued. During the year ended December 31, 2016, the Company did not issue any no shares of common stock for these types of agreements

Stock Options

On February 4, 2013, our Board of Directors adopted the Snapwire Media, Inc. 2013 Stock Plan (the “Stock Plan”). The Stock Plan provides for the grant of equity awards to our directors, employees, and certain key consultants, including stock options to purchase shares of our common stock and stock awards. Up to 1,878,214 shares of our common stock may be issued pursuant to awards granted under the Stock Plan, with annual increases based on the terms of the plan document, subject to adjustment in the event of stock splits and other similar events. The Stock Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

During 2016 and 2015, the Company granted 0 and 644,000 options to various employees and a contractor. The granted options had contractual lives ranging from seven to ten years, had exercise prices ranging from $0.06 to $0.18 and had vesting terms ranging from 3 to 4 years. The Company will expense the value of the options over the vesting period of three to four years for the employees. For non-employees the Company revalued the fair market value of the options at each reporting period under the provisions of ASC 505. The Company valued the options using the Black-Scholes pricing model on the date of grant using the following inputs.

	2016	2015
Expected life (years)	-	6.25
Risk-free interest rate	-%	1.30 – 1.65%
Expected volatility	-%	50%
Annual dividend yield	-%	0%

The total value of the options issued during 2016 and 2015 to employees and directors was $0 and $31,000 which will be recognized over vesting terms. Options issued to consultants will be revalued periodically based on the guidance of ASC 505.

The Company valued its common shares based on Management’s estimates which relied on prior independent valuations and circumstances of the Company at the time the options were issued.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

A summary of the Company’s stock options activity and related information is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2014	180,000	$0.06	8.1
Granted	644,000	0.13	9.7
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2015	824,000	0.11	8.7
Granted
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2016	824,000	$0.11	7.7

Exercisable at December 31, 2015	366,583	$0.11	8.7
Exercisable at December 31, 2016	582,583	$0.11	7.7

As of December 31, 2015, there was approximately $19,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted to employees and directors under the Stock Plan. That cost is expected to be recognized over the next three years as follows: 2017 - $9,000, 2018 - $8,000, and 2019 - $2,000.

Stock option expense for the years ended December 31, 2016 and 2015 was $9,000 and $7,000, respectively and included within general and administrative expense in the accompanying statement of operations.

NOTE 7 – RELATED PARTY TRANSACTIONS

Related Party Advances

From time to time during the year ended December 31, 2015, the Company received advances from our Chief Executive Officer for short-term working capital. Such advances were considered short-term and non-interest bearing. As of December 31, 2015 the balance was $15,000.

Convertible Debt — Related Party

As described in Note 3 above, certain convertible debt was issued to our Chief Executive Officer or a family member of our Chief Executive officer. As of December 31, 2016 and 2015, accrued interest on related party convertible debt was zero and $4,000, respectively, and included in accrued liabilities in the accompanying balance sheets.

Related Party Lease

From Inception, the Company has agreed to short term, month to month leases from The Newell Family Trust. See Note 4 for the current lease terms.

Related Party License Agreement

During the year ended December 31, 2015, the company entered into a licensing agreement with Media Bakery, Inc., a Company partially owed by our Chief Executive Officer. The Agreement was to provide certain of the Company’s employees for the development of an ecommerce website. The agreement included licensing certain of the Company’s intellectual property.

NOTE 8 – INCOME TAXES

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31:

	2016	2015
Current tax provision:
Federal	$-	$-
State	-	-
Total	-	-

Deferred tax provision:
Federal	(977,000)	(705,000)
State	(167,000)	(120,000)
Total	(1,144,000)	(825,000)
Valuation allowance	1,144,000	825,000
Total provision for income taxes	$-	$-

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the period ended December 31:

	2016	2015
Federal tax at statutory rate	34.0%	34.0%
Permanent differences:
State taxes, net of federal benefit	5.8%	5.8%
Stock compensation	(0.4)%	(0.1)%
Non-deductible entertainment	%	(0.1)%
Temporary differences:
Accounts payable and accrued liabilities	1.7%	(1.4)%
Other	1.3%	1.4%
Change in valuation allowance	(42.4)%	(39.5)%
Total provision	0.0%	-0.1%

The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31:

	Asset (Liability)
	2016	2015
Current:
Other	$59,000	$94,000

Noncurrent:
Net operating loss carryforwards	734,000	352,000
Intangible assets and startup costs	351,000	379,000
Valuation allowance	(1,144,000)	(825,000)
Net deferred tax asset	$-	$-

Based on federal tax returns filed or to be filed through December 31, 2015, we had available approximately $825,000 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure. Net operating loss carryforwards start to expire 2034 or 20 years for federal income and state tax reporting purposes.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all period starting in 2013. The Company currently is not under examination by any tax authority.

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2015 through the issuance date of these financial statements. The following events have occurred:

 In April 2017, the Company issued a convertible note payable (“Note”) in the amount of $60,000. The Note is unsecured, bear interest at 4%, per annum and due and payable, with all accrued interest, on September 14, 2018 (the “Maturity Date”).

In the event the Company consummates a Qualified Financing (an equity financing in which the Company sells shares of its equity securities in a transaction or series of related transactions with an aggregate sales price of not less than $1 million, excluding cancellation of indebtedness under this Note.) prior to a change in control or payment in full of this Note, all principal together with all accrued but unpaid interest under this Note shall automatically convert into shares of the Company’s Preferred Stock and the Company’s Common Stock at the lesser of (i) 85% of the price per share paid by the purchaser of the largest number of equity securities in the Qualified Financing, or (ii) the price obtained by dividing the Target Valuation by the Company’s fully-diluted capitalization (excluding the conversion of convertible notes) immediately prior to the Qualified Financing (the “Conversion Price”). The total number of shares of stock that the Holder shall be entitled to upon conversion of this Note shall be equal to the number obtained by dividing (A) all principal and accrued but unpaid interest under such Note by (B) the Conversion Price (the “Total Number of Shares”). The Total Number of Shares shall consist of the Preferred Stock issued in the Qualified Financing and Common Stock. The number of shares of such Preferred Stock shall be equal to the quotient obtained by dividing (x) all principal and unpaid interest under the Note by (y) the same price per share paid by the other purchaser of the largest number of the equity securities in the Qualified Financing (such number of shares, the (“Number of Preferred Stock”). The number of shares of Common Stock shall be equal to the Total Number of Shares minus the Number of Preferred Stock.

In the event that neither a Qualified Financing nor payment in full of this Note has occurred on or before the Maturity Date, the principal and accrued but unpaid interest under the Note shall, at the option of the Holder, automatically convert into either (i) shares of the Company’s Common Stock at a price per share not less than the Company’s fair market value as determined by a third party reasonably selected by the Company’s Board of Directors, or (ii) shares of newly authorized Series AA Preferred Stock of the Company at a price obtained by dividing the $6,000,000 by the Company’s fully-diluted capitalization (excluding the conversion of convertible notes and including an unallocated option pool reserve equal to 15% of the Company’s post financing fully diluted capitalization) immediately prior to such conversion (“Optional Conversion”).

Also, the Company issued a stock option for the purchase of 694,703 shares of the Company’s common stock at $0.40 per share. The stock option expires on April 14, 2027.

Also, the Company granted the note holder a preemptive right entitling the note holder the right to purchase up to 10% of the Company’s next qualified financing of the Company’s sale of shares of its equity securities in a transaction or series of related transactions with an aggregate sales price of not less than $1,000,00. Also, as stipulate in the agreement the Company was required to pay the note holder (an accelerator fund) $24,000 as a prepayment for tuition for the accelerator’s class to be attend by the Company’s personnel.

Between January 19, 2017 and April 30, 2017, we conducted an offering of Simple Agreement for Future Equity securities pursuant to Regulation CF under the Securities Act with $145,974 presently in escrow.

If there is an equity financing of preferred stock before the expiration or termination of the Simple Agreement for Future Equity, we will automatically issue to the investor either: (1) a number of shares of preferred stock equal to the amount of the investor’s investment divided by the price per share in the equity financing, if the pre-money valuation is less than or equal to $4,900,000 (“Valuation Cap”); or (2) a number of shares of Safe Preferred Stock equal to the investor’s investment divided by the Valuation Cap divided by all shares of our capital stock on a fully diluted basis, if the pre-money valuation is greater than the Valuation Cap.

F-15